Exhibit 24

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Form 8-K/A of Hawker Energy, Inc. of our report dated June 16, 2015 with respect to the balance sheet as of December 31, 2013 and the related statements of operations, cash flows, stockholders’ deficit and schedule of TEG Oil & Gas U.S.A., Inc. for the year ended December 31, 2013 included in its Current Report on Form 8-K/A, filed with the Securities and Exchange Commission.

/s/ L.L. Bradford & Company, LLC
Las Vegas, NV
June 16, 2015